Exhibit 10.31

ZIMMER HOLDINGS, INC.

2009 STOCK INCENTIVE PLAN

THREE-YEAR PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

To encourage your continued employment with Zimmer Holdings, Inc. (the “Company”) or its Affiliates, you have been granted this restricted stock unit (“RSU”) award (“Award”) pursuant to the Company’s 2009 Stock Incentive Plan (“Plan”). Each RSU represents an unfunded, unsecured promise by the Company to deliver one share of Common Stock (“Share”) to you, subject to the fulfillment of the vesting requirements set forth in this agreement and in Annex A to this agreement (collectively, the “Agreement”) and all other restrictions, terms and conditions contained in this Agreement and in the Plan. Except as may be required by law, you are not required to make any payment (other than payments for Tax-Related Items pursuant to Section 7 hereof) or provide any consideration other than the rendering of future services to the Company or its Affiliates. Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan.

1.        Grant Date                  , 20         (the “Grant Date”).

2.        Number of RSUs Subject to this Award The number of RSUs subject to this Award was communicated to you separately and is posted to your online Zimmer – Computershare account (“Computershare Account”). Through the Determination Date, the number of RSUs posted to your Computershare Account is the maximum number of RSUs subject to this Award. The target number of RSUs is approximately one-half (1/2) of the maximum number. As soon as administratively feasible following the Determination Date, the number of RSUs posted to your Computershare Account will be adjusted to reflect the actual number of RSUs earned as determined by the Committee.

3.        Vesting Schedule No RSUs will be earned unless and until the Committee determines the extent to which the performance criteria set forth in Annex A have been met with respect to the three-year period beginning January 1, 2015 and ending December 31, 2017 (the “Performance Period”). As soon as practicable following the availability of audited results of the Company for the fiscal year ended December 31, 2017, the Committee will determine whether and the extent to which the performance criteria in Annex A have been satisfied and the number of RSUs earned (“Earned RSUs”). The date on which the Committee makes its determination is referred to in this Agreement as the

“Determination Date”. Except as otherwise set forth in Section 6 below, the Earned RSUs will become vested and nonforfeitable on the later of the (i) Determination Date, or (ii) the third anniversary of the Grant Date (the “Scheduled Vest Date”) provided that you have been continuously employed by the Company or its Affiliates since the Grant Date. The period from the Grant Date until the Scheduled Vest Date is referred to in this Agreement as the “Restriction Period”.

4.        Stockholder Rights You will have none of the rights of a holder of Common Stock (including any voting rights, rights with respect to cash dividends paid by the Company on its Common Stock or any other rights whatsoever) until the Award is settled by the issuance of Shares to you.

5.        Conversion of Earned RSUs and Issuance of Shares Subject to the terms and conditions of this Agreement and the Plan, the Company will transfer Shares to you within 60 days after the lapse of the Restriction Period for Earned RSUs. No fractional Shares will be issued under this Agreement. The Company will not be required to issue or deliver any Shares prior to (a) the admission of such Shares to listing on any stock exchange on which the stock may then be listed, (b) the completion of any registration or other qualification of such Shares under any state or federal law or rulings or regulations of any governmental regulatory body, or (c) the obtaining of any consent or approval or other clearance from any governmental agency, which the Company shall, in its sole discretion, determine to be necessary or advisable. The Company reserves the right to determine the manner in which the Shares are delivered to you, including but not limited to delivery by direct registration with the Company’s transfer agent.

6.         Termination of Employment

    (a)    For all purposes of this Agreement, the term “Employment Termination Date” shall mean the earlier of (i) the date, as determined by the Company, that you are no longer actively employed by the Company or an Affiliate of the Company, and in the case of an involuntary termination, such date shall not be extended by any notice period mandated under local law (e.g., active employment would not include any contractual notice period or any period of

“garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); or (ii) the date, as determined by the Company, that your employer is no longer an Affiliate of the Company.

    (b)    (i) A transfer of your employment from the Company to an Affiliate, or vice versa, or from one Affiliate to another, (ii) a leave of absence, duly authorized in writing by the Company, for military service or sickness or for any other purpose approved by the Company if the period of such leave does not exceed ninety (90) days, and (iii) a leave of absence in excess of ninety (90) days, duly authorized in writing by the Company, provided your right to reemployment is guaranteed either by a statute or by contract, shall not be deemed a termination of employment. However, your failure to return to the employ of the Company at the end of an approved leave of absence shall be deemed a termination. During a leave of absence as defined in (ii) or (iii), you will be considered to have been continuously employed by the Company.

    (c)    Except as set forth below, if your Employment Termination Date occurs before the Scheduled Vest Date, the entire Award as of your Employment Termination Date shall be forfeited and immediately cancelled.

    (d)    If after you have been continuously employed by the Company or its Affiliates for one year or more from the Grant Date, you terminate employment on account of Retirement or death, all time-based restrictions imposed under this Award will lapse as of your Employment Termination Date, but this Award will continue to be subject to the satisfaction of the performance criteria set forth in Annex A; the number of Earned RSUs, if any, as determined by the Committee will vest and become nonforfeitable on the Determination Date (subject to any applicable requirements described in the definition of “Retirement” in the Plan).

    (e)    In the event of your death prior to the delivery of Shares issuable pursuant to Earned RSUs under this Agreement, such Shares shall be delivered to the duly appointed legal representative of your estate or to the proper legatees or distributees thereof, upon presentation of documentation satisfactory to the Committee.

7.        Responsibility for Taxes

    (a)    You acknowledge that, regardless of any action taken by the Company or, if different, your actual employer (the “Employer”), the ultimate liability for all income tax

(including federal, state and local taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company or the Employer to be an appropriate charge to you even if legally applicable to the Company or the Employer (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the Award, the vesting or settlement of the RSUs, the conversion of the RSUs into Shares, the subsequent sale of any Shares acquired at vesting or the receipt of any dividends; and (ii) do not commit to, and are under no obligation to, structure the terms or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

    (b)    Prior to any relevant taxable or tax withholding event, as applicable, you agree to pay, or make adequate arrangements satisfactory to the Company or to the Employer (in their sole discretion) to satisfy all Tax-Related Items. In this regard and, if permissible under local law, you authorize the Company and/or the Employer, at their discretion, to satisfy the obligations with respect to all Tax-Related Items in one or a combination of the following: (i) requiring you to pay an amount necessary to pay the Tax-Related Items directly to the Company (or the Employer) in the form of cash, check or other cash equivalent; (ii) withholding such amount from wages or other cash compensation payable to you by the Company and/or the Employer; (iii) withholding from proceeds of the sale of Shares acquired upon settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization or such other authorization, without further consent, as you may be required to provide to the Company or Computershare (or any other designated broker)); or (iv) withholding in Shares to be issued upon settlement of the RSUs.

    (c)    Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum

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applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Shares, and you agree that the amount withheld may exceed your actual liability. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

    (d)    Finally, you agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.

8.        Nature of Grant In accepting the RSUs, you acknowledge, understand and agree that:

    (a)    the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

    (b)    the Award is voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs even if RSUs have been awarded in the past;

    (c)    all decisions with respect to future RSU or other awards, if any, will be at the sole discretion of the Company;

    (d)    the Award and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Affiliate of the Company and shall not interfere with the ability of the Company, the Employer or any Affiliate of the Company, as applicable to terminate your employment or service relationship (if any);

    (e)    your participation in the Plan is voluntary;

    (f)    the Award and the Shares subject to the RSUs are not intended to replace any pension rights or compensation;

    (g)    the Award and the Shares subject to the RSUs, and the income and value of same are not part of normal or expected compensation for purposes of calculation of any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

    (h)    the future value of the Shares underlying the RSUs is unknown, indeterminable and cannot be predicted with certainty;

    (i)    no claim or entitlement to compensation or damages arises from forfeiture of RSUs resulting from termination of your employment or other service relationship with the Company or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) and in consideration of the Award to which you are not otherwise entitled, you irrevocably agree never to institute any claim against the Company, any of its Affiliates or the Employer, waive your ability, if any, to bring such claim, and release the Company and its Affiliates and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agreed to execute any and all documents necessary to request dismissal or withdrawal of such claim;

    (j)    unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares of the Company; and

    (k)    the following provisions apply only if you are providing services outside the United States: (i) the Award and the Shares subject to the RSUs are not part of normal or expected compensation or salary for any purpose; (ii) neither the Company, the Employer nor any Affiliate of the Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to you pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.

9.         No Advice Regarding Grant The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

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10.        Data Privacy You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other RSU Award materials by and among, as applicable, the Employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number (e.g. resident registration number), salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other stock-based awards, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Data will be transferred to Computershare or such other stock plan service provider as may be selected by the Company to assist the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than your country of residence. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, Computershare and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.

Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you RSUs or any other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

11.        Change in Control Under certain circumstances, if your employment with the Company or its Affiliates terminates during the three year period following a Change in Control of the Company, this Award may be deemed vested. Please refer to the Plan for more information.

12.        Changes in Capitalization If prior to the expiration of the Restriction Period changes occur in the outstanding Common Stock by reason of stock dividends, recapitalization, mergers, consolidations, stock splits, combinations or exchanges of Shares and the like, the number and class of Shares subject to this Award will be appropriately adjusted by the Committee, whose determination will be conclusive. If as a result of any adjustment under this paragraph you should become entitled to a fractional Share of stock, you will have the right only to the adjusted number of full Shares and no payment or other adjustment will be made with respect to the fractional Share so disregarded.

13.        Notice Until you are advised otherwise by the Committee, all notices and other correspondence with respect to this Award will be effective upon receipt at the following address: Zimmer Holdings, Inc., ATTN: Employee Stock Services, 345 East Main Street, Post Office Box 708, Warsaw, Indiana 46581-0708, U.S.A.

14.        No Additional Rights Except as explicitly provided in this Agreement, this Agreement will not confer any rights upon you, including any right with respect to continuation of employment by the Company or any of its Affiliates or any right to future awards under the Plan. In no event shall the value, at any time, of this Agreement, the Shares covered by this Agreement or any other benefit provided under

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this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of the Company or its Affiliates unless otherwise specifically provided for in such plan.

15.        Breach of Restrictive Covenants As a condition of receiving this Award, you have entered into a non-disclosure, non-solicitation and/or non-competition agreement with the Company or its Affiliates. The Company may, at its discretion, require execution of a restated non-disclosure, non-solicitation and/or non-competition agreement as a condition of receiving the Award. Should you decline to sign such a restated agreement as required by the Company and, therefore, forego receiving the Award, your most recently signed non-disclosure, non-solicitation and/or non-competition agreement shall remain in full force and effect. You understand and agree that if you violate any provision of any such agreement that remains in effect at the time of the violation, the Committee may require you to forfeit your right to any unvested portion of the Award and, to the extent that any portion of the Award has previously vested, the Committee may require you to return to the Company the Shares covered by the Award or any cash proceeds you received upon the sale of such Shares.

16.        Consent to Electronic Delivery The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17.        Code Section 409A Compliance To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. The RSUs granted in this Award are intended to be short-term deferrals exempt from Section 409A, but in the event that any portion of this Award constitutes deferred compensation within the meaning of Section 409A, then the issuance of Shares covered by an RSU award shall conform to the Section 409A standards, including, without limitation, the requirement that no payment on account of separation from service will be made to any specified employee (within the meaning of Section 409A) until six months after the separation from service occurs, and the prohibition against acceleration of payment, which means that the Committee does not have the authority to accelerate settlement of this Award in the event that any portion of it constitutes deferred compensation within the meaning of Section 409A. Any provision of the Plan or this Agreement that would cause this Award to fail to satisfy any applicable requirement of Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

18.        Construction and Interpretation The Board of Directors of the Company (the “Board”) and the Committee shall have full authority and discretion, subject only to the express terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this Agreement and all such Board and Committee determinations shall be final, conclusive, and binding upon you and all interested parties. The terms and conditions set forth in this Agreement are subject in all respects to the terms and conditions of the Plan, as amended from time to time, which shall be controlling. This Agreement and the Plan contain the entire understanding of the parties and this Agreement may not be modified or amended except in writing duly signed by the parties. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other party to this Agreement. The various provisions of this Agreement are severable and in the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included. This Agreement will be binding upon and inure to the benefit of the successors, assigns, and heirs of the respective parties.

The validity and construction of this Agreement shall be governed by the laws of the State of Indiana, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. For purposes of litigating any dispute arising under this Agreement, the parties hereby submit and consent to the jurisdiction of the State of Indiana, agree that such litigation shall be conducted in the courts of Kosciusko County Indiana, or the federal courts for the United States for the Northern District of Indiana, where this grant is made and/or to be performed.

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If you have received this Agreement or any other document related to the Plan translated into a language other than English and if meaning of the translated version is different from the English version, the English version will control.

19.        Insider Trading/Market Abuse Laws You acknowledge that, depending on your country, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares or rights to Shares (e.g., RSUs) under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.

20.        Foreign Asset/Account Reporting Please be aware that your country may have certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You acknowledge that it is your responsibility to be compliant with such regulations, and you are advised to speak to your personal advisor on this matter.

21.        Compliance with Laws and Regulations Notwithstanding any other provisions of this Agreement, you understand that the Company will not be obligated to issue any Shares pursuant to the vesting of the RSUs if the issuance of such Shares shall constitute a violation by you or the

Company of any provision of law or regulation of any governmental authority. Any determination by the Company in this regard shall be final, binding and conclusive.

22.        Addendum Your Award shall be subject to any special provisions set forth in the Addendum to this Agreement for your country, if any. If you relocate to one of the countries included in the Addendum during the Restriction Period, the special provisions for such country shall apply to you, to the extent the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. The Addendum, if any, constitutes part of this Agreement.

23.        Imposition of Other Requirements The Company reserves the right to impose other requirements on your participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

24.        Recoupment Any benefits you may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder; (ii) similar rules under the laws of any other jurisdiction; and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to you.

ZIMMER HOLDINGS, INC.

By:
Chad F. Phipps
Senior Vice President,
General Counsel and Secretary

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ANNEX A

PERFORMANCE CRITERIA

The number of RSUs that may be earned with respect to the Award shall be determined based upon the Company’s internal total shareholder return (“iTSR”) for the Performance Period, subject to modification based on the Company’s iTSR performance relative to the S&P 500 Healthcare Index (the “relative TSR modifier”). The number of Earned RSUs expressed as a percentage of the target number of RSUs shall be determined by reference to the following payout matrix:

Actual Performance as a Percentage of Targeted Performance(1)	iTSR for the Performance Period	Percentage of Target Award Earned(1), (2)

Less than 50.00%	Less than __%	None

Minimum 50.00%	__%	50.00%

Target 100.00%	__%	100.00%

Maximum 158.33%	__%	200.00%

(1)	Linear interpolations between specified percentages.
(2)	Subject to modification based on the Company’s iTSR performance as compared to the relative TSR modifier.

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